China Green Agriculture, Inc. Reports the Third Quarter Fiscal Year 2016 Financial Results With Revenue Meeting the Guidance, Net Income Beating the Guidance, Provides Guidance of Revenue and Net Income for the Fourth Quarter of Fiscal Year 2016, Raises Guidance of Revenue, Net Income and EPS Targets for the Full Fiscal Year 2016

XI'AN, China, May 13, 2016 /PRNewswire-Asia-FirstCall/ --

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its subsidiaries in China, today announced its financial results for the quarter ended March 31, 2016.

Highlights

•	Net sales in the Third Quarter of FY 2016 decreased 1.1% to $78.6 million; net income decreased 16.8% to $8.3 million with EPS of $0.22.

•	The Company Provided Fourth Quarter of Fiscal Year 2016 Guidance Range: Revenue, Net Income and EPS of between $74 million and $80 million, $3 million and $7 million, and $0.08 and $ 0.19 based on 37 million fully diluted shares, respectively.

•	The Company Raised Guidance Range of Fiscal Year 2016 as the following: Revenue, Net Income and EPS of between $264 million and $270 million, $23 million and $27 million, and $0.62 and $0.73 based on 37 million fully diluted shares, respectively.

Financial Summary

Third Quarter 2016 Results (USD)

(Three Months ended March 31, 2016)

	Q3 FY2016	Q3 FY2015	CHANGE (%)
Net Sales	$78.6 million	$79.5 million	(1.1)%
Gross Profit	$24.7million	$28.2 million	(12.3)%
Net Income	$8.3 million	$9.9 million	(16.8)%
EPS (Diluted)	$0.22	$0.29	(21.7)%
Weighted Average Shares Outstanding (Diluted)	$37.0million	$34.8 million	6.3%

(Nine Months ended March 31, 2016)

	Q3 FY2016	Q3 FY2015	CHANGE (%)
Net Sales	$189.8 million	$184.8 million	2.7%
Gross Profit	$71.6 million	$75.8 million	(5.6)%
Net Income	$19.8 million	$23.2 million	(14.9)%
EPS (Diluted)	$0.54	$0.69	(22.2)%
Weighted Average Shares Outstanding (Diluted)	$36.6 million	$33.5 million	9.4%

“We are very pleased with our performance in business operation, which generated $8.3 million net income in the third quarter ended March 31, 2016. Although revenues and net income decreased year over year, we did better than we expected" said Mr. Tao Li, Chairman and Chief Executive Officer of China Green Agriculture." Looking ahead to the fourth quarter of fiscal year 2016, we expect net sales of $74 to $80 million, net income of $3 to $7 million, and EPS of $0.08 to $0.19 based on 37 million fully diluted weighted average shares outstanding for the fourth quarter ended June 30, 2016. We are confident in achieving our target for the fourth quarter of fiscal year 2016. We believe our growth plan will well serve the interests of our shareholders."

Third Quarter of FY2016 Results of Operations

Net Sales

Total net sales for the three months ended March 31, 2016 were $78,638,474, a decrease of $848,741, or 1.1%, from $79,487,215 for the three months ended March 31, 2015. This decrease was due to the decrease in Jinong’s sales volume and Gufeng’s lowering selling prices to answer to the market demand.

Cost of Goods Sold

Total cost of goods sold for the three months ended March 31, 2016 was $53,904,185, an increase of $2,607,487, or 5.1%, from $51,296,698 for the three months ended March 31, 2015. This increase was mainly due to higher raw material cost and packaging cost.

Gross Profit

Total gross profit for the three months ended March 31, 2016 decreased by $3,456,228, or 12.3% to $2,441,652, as compared to $28,190,517 for the three months ended March 31, 2015. Gross profit margin was 31.5% and 35.5% for the three months ended March 31, 2016 and 2015, respectively. The decrease was mainly due to the increase in Jinong’s product costs and the increased weight for lower-margin products sales in Gufeng’s total sales.

Selling Expenses

Selling expenses were $3,441,511, or 4.4%, of net sales for the three months ended March 31, 2016, as compared to $2,054,025 or 2.6% of net sales for the three months ended March 31, 2015, an increase of $1,387,486, or 67.5%. The increase was mainly due to Jinong’s expanded marketing efforts and the increase in shipping costs.

Selling Expenses – amortization of deferred assets

Our selling expenses - amortization of our deferred assets were $8,780,893, or 11.2%, of net sales for the three months ended March 31, 2016, as compared to $10,604,586, or 13.3% of net sales for the three months ended March 31, 2015, a decrease of $1,823,693, or 17.2%. This decrease was due to the fact that some of the deferred assets were fully amortized and therefore no amortization was recorded on the fully amortized assets during the three months ended March 31, 2016.

General and Administrative Expenses

General and administrative expenses were $2,204,771, or 2.8% of net sales for the three months ended March 31, 2016, as compared to $2,606,749, or 3.3% of net sales for the three months ended March 31, 2015, a decrease of $401,978, or 15.4%.  The decrease in general and administrative expenses was mainly due to the related expenses in the stock compensation awarded to the employees which amounted to $580,388 for the three months ended March 31, 2016 as compared to $1,081,125 for the three months ended March 31, 2015.

Net Income

Net income for the three months ended March 31, 2016 was $8,251,771, a decrease of $1,664,423, or 16.8%, compared to $9,916,194 for the three months ended March 31, 2015. The decrease was attributable to the increased selling expenses and lower net sales in the quarter ended March 31, 2016. Net income as a percentage of total net sales was approximately 10.5% and 12.5% for the three months ended March 31, 2016 and 2015, respectively.

The First Nine Months of FY2016 Results of Operations

Net Sales

Total net sales for the nine months ended March 31, 2016 were $189,788,745, an increase of $4,948,566 or 2.7%, from $184,840,179 for the nine months ended March 31, 2015. This increase was largely due to Gufeng’s expanded marketing promotion strategy and the increase in sales demand on Yuxing’s top-grade flowers.

Cost of Goods Sold

Total cost of goods sold for the nine months ended March 31, 2016 was $118,230,726, an increase of $9,164,492, or 8.4%, from $109,066,234 for the nine months ended March 31, 2015. This increase was mainly due to the 2.7% increase in net sales and an increase in the cost of raw materials.

Gross Profit

Total gross profit for the nine months ended March 31, 2016 decreased by $4,215,926 to $71,558,019, as compared to $75,773,945 for the nine months ended March 31, 2015. Gross profit margin was 37.7% and 41.0% for the nine months ended March 31, 2016 and 2015, respectively. The decrease was mainly due to Jinong’s higher raw material cost and packaging cost and the increased weight for lower-margin products sales in Gufeng’s total sales answering to market demand.

Selling Expenses

Selling expenses were $11,070,727, or 5.8%, of net sales for the nine months ended March 31, 2016, as compared to $4,770,727 or 2.6% of net sales for the nine months ended March 31, 2015, an increase of $6,299,642, or 132.0%. The increase was mainly due to Jinong’s expanded marketing efforts and the increase in shipping costs.

Selling Expenses – amortization of deferred assets

Our selling expenses - amortization of our deferred assets were $27,158,360, or 14.3%, of net sales for the nine months ended March 31, 2016, as compared to $31,587,102, or 17.1% of net sales for the nine months ended March 31, 2015, a decrease of $4,428,742, or 14.0%. This decrease was due to the fact that some of the deferred assets were fully amortized and therefore no amortization was recorded on the fully amortized assets during the nine months ended March 31, 2016.

General and Administrative Expenses

General and administrative expenses were $7,864,395, or 4.1% of net sales for the nine months ended March 31, 2016, as compared to $8,920,360, or 4.8%, of net sales for the nine months ended March 31, 2015, a decrease of $1,055,965, or 11.8%. The decrease in general and administrative expenses was mainly due to the decreased related expenses in the stock compensation awarded to the employees which amounted to $2,899,390 for the nine months ended March 31, 2016 as compared to $4,150,995 for the nine months ended March 31, 2015.

Net Income

Net income for the nine months ended March 31, 2016 was $19,764,978, a decrease of $3,465,735, or 14.9%, compared to $23,230,713 for the nine months ended March 31, 2015. The decrease was attributable to the increase in net sales offset by an increase in selling expenses and the higher cost of good sold. Net income as a percentage of total net sales was approximately 10.4% and 12.6% for the nine months ended March 31, 2016 and 2015, respectively.

Financial Condition

As of March 31, 2016, cash and cash equivalents were $90,470,157, a decrease of $2,512,407, or 2.7%, from $92,982,564 as of June 30, 2015. Net cash used in investing activities for the nine months ended March 31, 2016 was $16,608, a decrease of $7,658,533, or 99.8% from $7,675,141 for the nine months ended March 31, 2015. Net cash used in financing activities for the nine months ended March 31, 2016 was $17,493,160, an increase of $14,803,429 or 550.4% compared to cash provided by financing activities of $2,689,731 for the nine months ended March 31, 2015. We had accounts receivable of $74,730,414 as of March 31, 2016, as compared to $68,528,598 as of June 30, 2015, an increase of $6,201,816 or 9.0%.

Fourth Quarter Fiscal Year 2016 and Fiscal Year 2016 Guidance

For the fourth quarter ending June 30, 2016, management expects net sales of $74 to $80 million, net income of $3 to $7 million, and EPS of $0.08 to $0.19 based on 37 million fully diluted shares. For the fiscal year ended June 30, 2016, management expects net sales of $264 million to $270 million, net income of $23 million to $27 million, and an EPS of $0.62 to $0.73 based on 37 million fully diluted shares.

Conference Call information

The Company will hold a conference call at 7:30 am ET on May 13, 2016 to discuss its third quarter 2016 results. Listeners may access the call by dialing:

PARTICIPANT DIAL IN (TOLL FREE):	1-888-346-8982
PARTICIPANT INTERNATIONAL DIAL IN:	1-412-902-4272
Hong Kong-Local Toll	852-301-84992
Beijing-Local Toll	86-105-357-3132
China Toll Free	4001-201203
Hong Kong Toll Free	800-905945

To access the replay, please dial any of the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	855-669-9658
Replay Access Code:	10086244

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong"), Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"), and a variable interest entity, Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 130 different kinds of fertilizer products as of March 31, 2016, all of which are certified by the government of the People’s Republic of China (the “PRC”) as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 27 provinces, four autonomous regions, and three central-government-controlled municipalities in the PRC. Jinong had 1,064 distributors in the PRC as of March 31, 2016. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizers, blended fertilizers, organic compound fertilizers, and mixed organic-inorganic compound fertilizers. As of March 31, 2016, Gufeng produced and sold 332 different kinds of fertilizer products, and had 299 distributors in the PRC. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.

Mr: Fang Wang (English and Chinese)

Tel: +86-29-88266500

Email: wangfang@cgagri.com

SOURCE: China Green Agriculture, Inc.